NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL ENTERS INTO AN

AGREEMENT TO SELL CINCINNATI PROPERTY FOR $8 MILLION

NEW YORK, JUNE 22, 2005 - CECO Environmental Corp. (NASDAQ: CECE),

a leading provider of industrial ventilation and pollution control systems, announced today that its wholly owned subsidiary, Kirk and Blum Manufacturing Co., has entered into an agreement with Trademark Property Company for the sale of its Cincinnati manufacturing and corporate office facilities. The agreement calls for 10.7 acres of real estate and improvements to be divided into two parcels with the first parcel closing on or before July 15, 2005, and the second parcel closing on or before April 1, 2006. Trademark has the option to extend each closing up to three times for thirty days each with the payment of a non-refundable extension fee. Kirk and Blum will have the right to occupy both premises with no rent obligations for a period of up to ten months following the closing on the first parcel and a search is underway to find a suitable replacement property that will qualify the transactions for treatment as a tax free real estate exchange. The total value of the contract is $8 million consisting of $6.9 million for the first parcel and $1.1 million for the second.

David Blum (President of Kirk and Blum) commented that "Selling the Cincinnati property will create a unique opportunity for the Kirk and Blum operations to be re-established in a more efficient and cost effective facility which will enhance our manufacturing and fabricating capabilities."

Phillip DeZwirek (Chairman and CEO of CECO Environmental) stated that, "We are delighted to have reached an agreement with Trademark to provide an important parcel of real estate which will become a key part of their development plans and which also will generate funds for CECO Environmental sufficient to finance a suitable replacement facility and to further reduce our debt."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its six subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic and Kirk & Blum - CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.